Filed pursuant to Rule 433
Registration Statement No. 333-158199-1
December 3, 2009

CREDIT SUISSE

Liquidity
Transparency
Diversification

Liquid Alternative Beta (LAB)

Credit Suisse Long/Short Equity Liquid Index

December 2009 **Bloomberg: ILAB<GO>**

Index Overview

- The Credit Suisse Long/Short Equity Liquid Index (the "LAB L/S Equity Index" or the "Index") reflects the return of a dynamic basket of liquid, investable market factors selected and weighted in accordance with an algorithm that aims to track the performance of the Credit Suisse Tremont Long/Short Equity Hedge Fund Index (the "CS Tremont L/S Index") by allocating weights to non-hedge fund, transparent market factors
- The algorithm has been determined by an Index Committee taking into consideration extensive quantitative research into systematic ways of achieving certain risk return profiles by using alternative investing techniques
- The Index is calculated daily by Credit Suisse Alternative Capital, Inc. and benefits from objective and transparent rules-based construction

Long/Short Equity Sector Focus

- As of October 31, 2009, the Long/Short Equity sector represented 23.21% of the Credit Suisse Tremont Hedge Fund Index
- Long/Short Equity is the strategy with the largest allocation in many investors' hedge fund portfolios and as such, is the area where they can benefit most from the ability to create additional liquidity
- Long/Short Equity is one of the most established and well understood hedge fund strategies with managers having similar investment universe and investment objectives

Risks

- While the underlying components of the LAB L/S Equity Index are generally liquid, the liquidity of your investment linked to the Index is dependent on the specific terms of your investment. Furthermore, even if there is a secondary market for your investment, it may not provide enough liquidity to allow you to trade or sell your investment easily or at a price advantageous to you.
- While the LAB L/S Equity Index aims to replicate the performance of the CS Tremont L/S Index by tracking the performance of non-hedge fund, transparent market measures, the CS Tremont L/S Index tracks a variety of investments many of which are not transparent.
- The performance of the LAB L/S Equity Index may not correlate with the performance of the CS Tremont L/S Index and there is no assurance that the strategy on which the Index is based will be successful.
- Investments linked to the LAB L/S Equity Index are exposed to different fees which may negatively impact the return on such investments.
- Each investment has unique risks and you should become familiar with these risks prior to making your investment decision.

Index Performance (Including Simulated Performance) (Jan 1, 1998 – Oct 31, 2009)



250%
200%
150%
100%
50%
0%
-50%
Jan-98
Jan-00
Jan-02
Jan-04
Jan-06
Jan-08
Simulated LAB L/S Equity Index (Net)
Simulated LAB L/S Equity Index (Excess Net)
CS/Tremont L/S Index

The above chart represents the cumulative returns of the net and excess net versions of the LAB L/S Equity Index compared to the performance of the CS Tremont L/S Index. The chart sets forth the hypothetical performance of the net and excess net versions of the Index from January 1, 1998 through October 16, 2009 and actual historical performance of these versions of the Index from October 17, 2009 through October 30, 2009. Historical performance is not indicative of future performance. The excess return version of the Index represents the return of the LAB L/S Equity Index in excess of the risk-free rate (in this case the one-month USD British Bankers Association London Interbank Offer Rate "US 1M LIBOR" was used as a proxy for the risk-free rate). Both versions of the LAB L/S Equity Index include 0.5% p.a. of index calculation fees.

Risk/Return Comparison (Including Simulated Performance) (Jan 1, 1998 – Oct 31, 2009)



12%
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
0%
5%
10%
15%
20%
25%
30%
CS/Tremont L/S Index
LAB L/S Equity Index
CS/Tremont Broad HF Index
Barclays US Bond Aggregate
MSCI Emerging Markets
S&P 500
MSCI World
DJ Eurostoxx 50
S&P GSCI
FTSE 100
Nikkei 225
Annualized Performance (Return)
Annualized Volatility (Risk)

The above chart compares the risk/return profile of a number of different indices representing regional exposures to various asset classes. Returns are plotted on the y-axis with the corresponding historical volatility of those returns on the x-axis. Volatility is used as a proxy for the riskiness of those returns. Investors ideally want to achieve returns in the top left quadrant of this chart (i.e. high returns with low risk).

Sources: Credit Suisse Alternative Capital, Inc., Credit Suisse Tremont Index LLC, Bloomberg. All data was obtained from publicly available information, internally developed data and other third party sources believed to be reliable. Credit Suisse AG ("Credit Suisse") has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information. Indexes are unmanaged, assume reinvestment of dividends or interest and do not reflect the deduction of fees and expenses. Investors cannot invest directly in an index. **Past performance is not a guarantee or indicator of future results.**

Credit Suisse has filed a registration statement (including underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable term sheet, the applicable product supplement, the Underlying Supplement dated September 14, 2009, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable term sheet, applicable underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037. * The sharpe ratio calculation assumes no need to remove the risk free rate because the LAB L/S Index (Excess Net) is already calculated net of US LIBOR. The sharpe ratio is calculated using U.S. 90 day Treasury Bills. Multi-Stage LAB L/S Equity Index Rebalance/Construction Process Index Characteristics . Index targets risk/return characteristics of the long/short equity manager universe represented by the CS Tremont L/S Index . Includes only liquid, investable market factors . Stepwise regression ensures that only relevant factors are included which ensures model stability . Simple and intuitive construction implemented in stages incorporates asset allocation decisions as well as long term and dynamic thematic exposures to relative value and directional trades . Factor exposures can be long or short . Index is rebalanced monthly using current monthly Index performance information December 2009 For Additional Information ir.betastrategies@credit-suisse.com www.credit-suisse.com/notes ILAB<Go> Email Website Bloomberg +81 3 4550 9232 Akira Takahashi Japan +61 2 8205 4159 Kate Wilkie Australia and Non- Japan Asia +44 20 7883 0296 +1 212 538 8616 Michelle Dunne Christian Hoffman EMEA Germany/Austria +1 212 538 5738 +1 212 538 0859 +1 212 538 6259 Philippe Schenk Nadya Prashad Christine Gaelzer Americas Simulated Index Yearly Average Market Factor Exposures (Jan 1, 1998 – Oct 31, 2009) -0.6 -0.4 -0.2 0 0.2 0.4 0.6 0.8 1 1.2 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 S&P 500 Russell 2000 MSCI EAFE NASDAQ 100 MSCI EM Russell 2000 Value Russell 2000 Growth High Price Momentum Low Price Momentum S&P Sectors The above chart shows the monthly factor exposures of the LAB L/S Equity Index aggregated to an annual summary level. Bars represented above zero on the y-axis indicate a long exposure to those factors and bars below zero represent aggregate short exposure to the factors. Historical index and factor data Fit returns of the target index using five equity index factors Only include significant factors Use residuals from the base stage (the portion of the target returns not explained by the base stage) Fit using style factors (value/growth and momentum) Only include significant factors Use residuals from the style stage Fit residuals using nine sector index factors Only one sector included at each rebalance with a maximum exposure of 25% Input Base Stage Style Stage Rotation Stage Factor Weights Simulated LAB L/S Equity Index (Net) Simulated LAB L/S Equity Index (Excess Net) CS/Tremont L/S Index Annualized Return 9.02% 5.27% 9.35% 1 Month 0.15% 0.14% -1.21% 1 Year rolling 14.87% 14.46% 14.83% 3 Year rolling (Annualized) 2.50% -0.45% 3.26% 5 Year rolling (Annualized) 6.82% 3.36% 6.91% 10 Year rolling (Annualized) 7.72% 4.36% 7.41% YTD 12.63% 12.41% 15.26% Annualized Volatility 11.28% 11.24% 10.61% Sharpe Ratio* 0.50 0.48** 0.56 Cumulative Return 177.93% 83.70% 188.08% Correlation to CS/ Tremont L/S Index 0.87 0.87 1.00 Performance Characteristics (Jan 1, 1998 – Oct 31, 2009)